Exhibit 10.13

April 28, 2000

Personal and Confidential

Jon Belmonte

1288 Silverado

La Jolla, CA 92037

Dear Jon:

On behalf of ActiveUSA.com, Inc. (the “Company”), I am pleased to offer you a position with our Company. The terms of your employment relationship with the Company will be as set forth below:

1.	Position. You will become the Chief Operating Officer of the Company.

2.	Base Salary and Performance Bonus. You will be paid an annual salary of $150,000. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). You will receive a vacation and benefit package (including health benefits for yourself and immediate dependents).

3.	Stock and/or Options. You will receive no additional shares or options beyond your existing ownership interest, but will become eligible for employee options at a time deemed appropriate by the Board of Directors.

4.	Standard Employee Agreements. Like all Company employees, you will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

5.

At-Will Employment. You will be an employee at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the Company at any time for any reason. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your

Jon Belmonte	, 2000

tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of the Company.

6.	Start Date. The terms of this Agreement will commence on the date the contemplated merger between ActiveUSA.com and the company closes.

7.	Termination of Current Employment Agreement. Upon the effective date of this Agreement, the Employment Agreement between LeagueLink, Inc. and you, dated June 1, 1999, shall terminate, and you agree to waive any rights and benefits under that agreement.

8.	Entire Agreement. This Agreement (together with your Employee Proprietary Information and Inventions Agreement, that certain Amendment to Stock Option Agreement being executed concurrently herewith, and that certain Noncompetition/Nonsolicitation Agreement being executed concurrently herewith between you and the Company) constitutes the entire agreement between the parties and supersedes all other agreements or understandings relating to your employment with the Company. By signing this agreement you acknowledge that you are not relying on any promises or representations, other than those contained in this written offer. This letter can only be modified in a written agreement signed by both parties.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

ActiveUSA.com, Inc.

By:	/s/ Scott Kyle

Name:	Scott Kyle
Title:	Chief Financial Officer

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Jon Belmonte

Print Name:	Jon Belmonte

Date:	4-28-00